Exhibit 23.1

Consent of Independent Auditors
The Board of Directors
Open Text Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-184670, 333-87024, 333-109505, 333-121377, 333-146350, 333-146351) on Form S-8 of Open Text Corporation of our report dated April 2, 2014 with respect to the consolidated balance sheets of GXS Group, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the Form 8-K/A of Open Text Corporation dated April 2, 2014.

/s/ KPMG LLP
McLean, Virginia
April 2, 2014